UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2008

THE MIDDLEBY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9973	36-3352497
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1400 Toastmaster Drive, Elgin, Illinois		60120
(Address of Principal Executive Offices)		(Zip Code)

(847) 741-3300
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

On page 33 of the Company’s proxy statement dated March 28, 2008 relating to the Company’s Annual Meeting of Stockholders to be held on May 9, 2008 (the “Proxy Statement”), the Company provides the following disclosure in connection with its proposal to amend the Company’s 2007 Stock Incentive Plan:

“Under the 2007 Stock Incentive Plan, grants may not be made to the extent that an award of options or stock appreciation rights would cause the Company’s burn rate (as defined below), as an average over the three year period from 2008 through 2010, to exceed 2.55% per year. The burn rate will be calculated as (i) the number of shares of Common Stock underlying (a) stock options, (b) stock-settled stock appreciation rights, (c) restricted stock, (d) restricted stock units, (e) performance stock actually earned and delivered or deferred, and (e) similar awards that may be settled by the delivery of shares, divided by (ii) the number of shares of Common Stock outstanding at the beginning of the fiscal year. Stock Appreciation Rights or full value shares settled in cash will not be included in the calculation of the burn rate. The limitation applies with respect to the Company’s equity awards under the 2007 Stock Incentive Plan, the Company’s 1998 Stock Incentive Plan, as amended, and any other compensation plan (as defined by the NASDAQ Stock Market rules), but excludes plans assumed in acquisitions and tax-qualified plans.”

Subsequent to the filing of the Proxy Statement, the Company committed to further limitations on future grants under the 2007 Stock Incentive Plan.  Accordingly, the Company hereby supplements the disclosure on page 33 of the Proxy Statement to add the following:

“In calculating the burn rate, shares issuable upon exercise or payment, as the case may be, of awards other than options or stock appreciation rights shall be counted as two shares for each share actually issuable in respect of the award (or such lower multiplier for “full value awards”, including performance shares, as is consistent with Institutional Shareholder Services governance policies in effect at the time of grant or calculation).”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MIDDLEBY CORPORATION

Dated:	April 24, 2008	By:	/s/ Timothy J. FitzGerald
Timothy J. FitzGerald
Vice President and
Chief Financial Officer